UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2022 (November 30, 2022)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                      ☐

Item 1.01    Entry into a Material Definitive Agreement.

Effective December 1, 2022, CytoDyn Inc. (the “Company”) entered into an amendment (the “Second Amendment”) to the Surety Bond Backstop Agreement, as previously amended on July 18, 2022 (the “First Amendment”), and initially entered into by the Company with David Fairbank Welch, both individually and in his capacity as trustee of a revocable trust, LRFA, LLC, a Delaware limited liability company, and certain other related parties (collectively, the “Indemnitors”), effective February 14, 2022. The Surety Bond Backstop Agreement, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Backstop Agreement.”

As previously reported in the Company’s Current Report on Form 8-K filed on February 18, 2022, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC, by, among other things, agreeing to indemnify the issuer of the Surety Bond with respect to the Company’s obligations under the Surety Bond. As previously reported in the Company’s Current Report on Form 8-K filed on July 25, 2022, the First Amendment provided, among other things, for the extension of the obligation of the Indemnitors to indemnify the Surety from August 13, 2022 to November 15, 2022.

The Second Amendment provides for the extension of the obligation of the Indemnitors to indemnify the Surety from November 15, 2022 to January 31, 2023; provided that the Company will relieve the Indemnitors of a minimum of $1,500,000 of cash collateral currently pledged by the Indemnitors in support of the Surety Bond by January 5, 2023, with the balance of the cash collateral ($5,000,000) to be relieved by January 31, 2023; and provided further that, if the balance of the cash collateral on January 31, 2023, has been reduced to $1,000,000 or less, the Company, in its sole discretion, may elect to require the Indemnitors to accept shares of common stock or warrants to purchase shares of common stock in exchange for the remaining balance.

The Second Amendment also provides, among other things, for: (i) the further reduction of the exercise price of the warrants to purchase a total of 30,000,000 shares of common stock issued under the original Backstop Agreement from $0.20 to $0.10 per share; (ii) the issuance to the Indemnitors of a fully exercisable new warrant to purchase 7,500,000 shares of common stock at an exercise price of $0.10 per share; and (iii) the issuance of a second warrant to the Indemnitors covering up to 7,500,000 shares of common stock with an exercise price of $0.10 per share. Except as provided in the Second Amendment, the terms of the warrants will be similar to the warrants issued under the original Backstop Agreement, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 17, 2022. The ultimate number of shares to be covered by the second warrant will be calculated on or before February 14, 2023, based on a formula relating to how quickly the Company relieves the balance of cash collateral pledged by the Indemnitors. The shares covered by the additional warrants are entitled to registration rights.

Following the execution of the Second Amendment, Dr. Welch is deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock. The foregoing description of the terms of the Second Amendment is qualified in its entirety by reference to the complete text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02    Unregistered Sales of Equity Securities.

On November 30, 2022, the Company concluded a private warrant exchange in which four accredited investors holding outstanding warrants to purchase a total of approximately 1.2 million shares of common stock with an original exercise price of $1.00 per share received a total of approximately 9.5 million shares of common stock upon exercise of the warrants, including approximately 8.4 million shares issued as an inducement for the exercise. Gross cash proceeds from the private warrant exchange totaled approximately $2.1 million. The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the sales of securities in the private warrant exchange.

Also, as disclosed in Item 1.01 of this Current Report on Form 8-K, on December 1, 2022, the Company agreed to issue to an accredited investor a fully exercisable warrant to purchase 7,500,000 shares of common stock at an exercise price of $0.10 per share. The warrant has a five-year term. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act for the issuance of the warrant in exchange for the consideration specified in the Second Amendment.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment dated December 1, 2022, to Surety Bond Backstop Agreement dated February 14, 2022, among the Company and certain parties named therein

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: December 6, 2022	By	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer